NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports Double Digit Percentage Increases in Adjusted Net Income and
Adjusted EBITDA for the Second Quarter and First Six Months of 2015

Spartanburg, South Carolina, July 27, 2015...Synalloy Corporation (Nasdaq:SYNL), a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks and specialty chemicals and the master distribution of seamless carbon pipe and tube, announces that the second quarter of 2015 produced net sales from continuing operations of $50,163,000, a decrease of $2,525,000 or 5% when compared to net sales from continuing operations for the second quarter of 2014 of $52,688,000. Net sales from continuing operations for the first six months of 2015 were $101,812,000 which was down 1% or $672,000 from $102,484,000 for the same period of the prior year. For the second quarter of 2015 the Company recorded net earnings from continuing operations of $2,455,000, or $0.28 per share, a 58% decrease when compared to net earnings from continuing operations of $5,783,000, or $0.66 per share for the same quarter in the prior year. Net earnings from continuing operations for the first six months of 2015 amounted to $6,093,000, or $0.70 per share, which represents a decrease of 24% when compared to net earnings from continuing operations of $8,033,000, or $0.92 per share, for the first six months of 2014.
The Company evaluates its financial performance by eliminating all non-recurring, non-operational items from net income and earnings per share. Adjusted Net Income, a non-GAAP financial measure, represents reported income before taxes and eliminates discontinued operations, the effect of inventory gains and losses from changes in nickel prices, lower of cost or market inventory adjustment, aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, Palmer earn-out adjustment, gain on excess death benefit and retention expense. In addition, recurring operating expenses that are in one period but not in the other are adjusted. Finally, a fixed 34% effective tax rate is applied to all periods to eliminate any income tax effect on operating results. The Company utilizes these non-GAAP measurements to present a more meaningful picture of core operations. The Adjusted Net Income for the second quarter of 2015 was $3,350,000, or $0.38 per share. This represents a 13% increase over the second quarter of 2014 of $2,961,000, or $0.34 per share. For the first six months of 2015, Adjusted Net Income was $6,287,000, or $0.72 per share, up 11% over 2014 results of $5,685,000, or $0.65.
Earnings before discontinued operations, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory loss from change in nickel prices, lower of cost or market inventory adjustment, aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, Palmer of Texas Tanks, Inc.'s ("Palmer") earn-out adjustment, gain on excess death benefit and retention expense ("Adjusted EBITDA"), a non-GAAP financial measure, increased $754,000 or 12% to $6,977,000 in the second quarter of 2015, or $0.80 per share. This compares to Adjusted EBITDA of $6,223,000, or $0.71 per share for the second quarter of the prior year. For the first six months of 2014, Adjusted EBITDA was $13,737,000, or $1.57 per share, compared to $12,029,000, or $1.38 per share for the first six months of 2014. This represents an increase of $1,708,000 or 14%.
Metals Segment
Sales from continuing operations during the second quarter of 2015 totaled $33,943,000, a decrease of $1,889,000 or 5% from $35,832,000 for the same quarter last year. Sales from continuing operations for the first six months of 2015 were $69,404,000, an increase of $211,000 from $69,193,000 for the first six months of 2014.
Storage tank sales decreased 40% and 29% for the second quarter and first six months of 2015, respectively, when compared to the same periods of the prior year. The decrease in storage tank sales for the second quarter and first six months of 2015 when compared to the same periods of 2014 resulted from a fire occurring at the storage tank facility in late April combined with a decrease in demand for their products due to lower oil prices in 2015. The company was adequately insured for the fire and the proceeds from the first business interruption insurance payment were recorded in the unallocated expense section of the income statement. The facility should be 100% operational by the end of the third quarter of 2015.
Incremental sales of pipe and tube products, attributable to the Company's November 21, 2014 acquisition of Specialty Pipe and Tube, Inc. ("Specialty") accounted for sales of $4,385,000 and $10,646,000 in the three and six month sales results for 2015, respectively.
Pipe sales from continuing operations decreased 12% and 11% for the second quarter and first six months, respectively, of 2015 when compared to the prior year. The pipe sales decrease for the second quarter resulted from a 4% decrease in average unit volumes and an 8% decrease in average selling prices. In the second quarter, the Metals Segment experienced commodity unit volumes decreasing 17% while non-commodity unit volume increased 16%. Selling prices for commodity pipe decreased approximately 1% while selling prices for non-commodity pipe decreased approximately 21%. The non-commodity price decrease was largely attributable to mix differences between the periods.
The pipe sales decrease for the first six months of 2015 resulted from a 2% decrease in average unit volumes combined with a 9% decrease in average selling prices. In the first six months of 2015, the Metals Segment experienced commodity unit volumes decreasing 5% while non-commodity unit volume increased 3%. Selling prices for commodity pipe increased 5% while selling prices for non-commodity pipe decreased 21%.
The Metals Segment's operating income from continuing operations decreased 43% to $2,352,000 for the second quarter of 2015 compared to $4,118,000 for the second quarter of 2014. Operating income from continuing operations for the first six months of 2014 for the Metals Segment decreased $1,691,000 or 24% to $5,468,000 when compared to $7,159,000 for the first six months of the prior year. Operating income from continuing operations, which decreased $1,766,000 and $1,691,000 for the second quarter and first six months of 2015, respectively, compared to the same periods of 2014, was impacted by the following factors:

a)	The inclusion of the operating results of Specialty in 2015. Specialty accounted for $702,000 and $1,449,000 of operating income for the second quarter and first six months of 2015, respectively;

b)
As mentioned earlier, the fire at the storage tank facility in late April, 2015 shut down the fiberglass area of the facility and $480,000 of related business interruption insurance proceeds are included in unallocated costs;

c)	Continued low oil and gas prices had an unfavorable effect on sales and profits for our storage tank and carbon pipe distribution facilities.

d)
As a result of a continued drop in nickel prices during 2015, the Company experienced inventory losses of approximately $2,322,000 and $3,117,000 for the second quarter and first six months of 2015, respectively, compared to inventory losses of approximately $60,000 and $697,000, respectively, for the same periods of 2014.

During the second quarter, the Company finalized the purchase price allocation for the Specialty acquisition. Additional information was obtained surrounding Specialty's inventory. As a result, inventory increased and goodwill decreased by approximately $2,318,000. Also, with oil industry demand decreasing, it became evident that Specialty's projected sales for the first year of acquisition will not result in an earn-out payment. The estimates used to value the earn-out liability at the acquisition date did not take into consideration the impact of oil price fluctuations that ultimately occurred and therefore the beginning earn-out liability and goodwill were reduced by $2,419,000. These adjustments caused goodwill related to the Specialty acquisition to decrease from $5,994,000 to $1,257,000.
Specialty Chemicals Segment
Sales for the Specialty Chemicals Segment in the second quarter of 2015 were $16,220,000, which represented a $636,000 or 4% decrease from $16,856,000 for the same quarter of 2014. Sales for the first six months of 2015 were $32,408,000, a decrease of $883,000 or 3% from $33,291,000 for the same period of 2014. Pounds shipped during the second quarter and first six months of 2015 increased 16% and 12%, respectively, from the same periods of 2014 as business ramped up for the BioBased project. Overall selling prices decreased 20% and 15% in the second quarter and first six months of 2015, respectively, when compared to the same periods of 2014 due to in part to:
a) Lower selling prices per pound for oil based products. With the reduction in oil prices, the segment's raw material costs decreased which resulted in a decrease in selling prices.
b) Our customers supply a large portion of raw materials for certain tolled products. This results in a lower average selling price per pound for their products. The increase in tolled sales where customers supplied the raw materials reduced the Segment's selling price per pound.
Operating income for the second quarter of 2015 and 2014 was $1,566,000 and $1,715,000, respectively, a decrease of 9%. For the first six months of 2015, operating income was $3,026,000 compared to $3,357,000 for the same period of 2014, which represents a decrease of 10%. The decrease in operating income resulted from lower sales combined with higher repairs and maintenance, utilities, waste disposal and depreciation expenses. Tolled products continue to outperform management's acquisition projections and had a positive impact on profitability during the first six months of 2015.
Other Items
Unallocated corporate expenses for the second quarter of 2015 increased $190,000 to $1,246,000 (2.5% of sales) compared to $1,056,000 (2.0% of sales) for the second quarter of 2014. For the first six months, unallocated corporate expenses increased $312,000 to $2,266,000 (2.2% of sales) for 2015 from $1,954,000 (1.9% of sales) for 2014. The second quarter and first six month increases resulted mainly from higher professional fees in the following four areas: financial statement audit, tax provision review, tax return preparation and internal audit outsourcing. In addition to these costs, the Company incurred higher stock option / grant costs and salaries in 2015 partially offset by lower incentive based bonuses.

Acquisition costs during the first six months of 2015 represents professional fees associated with the Specialty acquisition.
Interest expense for the second quarter of 2015 was $297,000 compared to $262,000 for the second quarter of 2014. For the first six months, interest expense increased to $657,000 for 2015 compared to $528,000 for 2014. The increase resulted from the additional borrowings associated with the Specialty acquisition. On November 21, 2014, the Company amended its credit agreement to add a $10,000,000, five-year, variable rate term loan with equal monthly principal payments over the life of the loan. The Company's current credit facility was increased by $15,000,000 to a maximum of $40,000,000 and the maturity date extended to November 21, 2017.
Also, the change in the fair value of the interest rate swap contracts decreased unallocated expenses for the second quarter of 2015 by $183,000 and increased unallocated expenses by $176,000 for the second quarter of 2014. For the first six months of 2015, unallocated expenses decreased by $14,000 for the change in the fair value of the interest rate swap contracts while increasing unallocated expenses by $294,000 for the first six months of 2014.
At the end of the first quarter of 2015, management reviewed the reserve for the Palmer acquisition's third year earn-out payment and determined that there was no likelihood that the minimum threshold EBITDA target of $5.825 million would be achieved. As a result, during the first quarter of 2015, the Company recorded a favorable adjustment at the parent company level of $2,483,000 to eliminate the remaining earn-out liability. During the second quarter of 2014, management reviewed the reserves for the Palmer acquisition's second and third year earn-out payments and recorded a favorable adjustment at the parent company level of $3,476,000 to reduce the earn-out liability to the present value of its current estimate.
During the second quarter, 2015, the Company received a business interruption insurance payment for the lost margin associated with the storage tank facility fire. The Company believes that this is a conservative estimate of amounts due to the Company. A favorable adjustment was recorded at the parent company level of $480,000.
Other income represents life insurance proceeds received in excess of cash surrender value for a former officer of the Company.
The Company's cash balance increased $204,000 during 2015 from $27,000 at the end of 2014 to $231,000 as of July 4, 2015.
a) Net accounts receivable decreased $3,464,000 at July 4, 2015 when compared to the prior year end, which resulted from the collection of a large receivable from a Ram-Fab customer and 8% lower sales in the last two months of the second quarter 2015 compared to the last two months of the fourth quarter 2014;

b)	Net inventories increased $2,577,000 as of July 4, 2015 compared to the end of 2014 mainly due to the inventory adjustment for Specialty as noted in the Metals Segment above;

c)
Accounts payable decreased $9,391,000 as of July 4, 2015 from the prior year end due to a large purchase of stainless steel in December 2014 to obtain favorable pricing and to support 2015 production demands. Also, accounts payable decreased for the storage tank facility as raw material purchases were scaled back in 2015 due to the fire at that facility; and

d)	Capital expenditures for the first six months of 2015 were $2,796,000, of which $1,549,000 was for the tolled chemical capacity expansion.
These items contributed to the Company having approximately $33,902,000 of fixed-rate bank debt outstanding as of July 4, 2015. Covenants under the various debt agreements include maintaining a certain Funded Debt to EBITDA ratio, a minimum tangible net worth and total liabilities to tangible net worth ratio. The Company is also limited to a maximum amount of capital expenditures per year, which is in line with the Company's current projected needs. The Company is in compliance with all debt covenants at July 4, 2015.
Outlook
The two main factors that affect the Company's outlook for the remainder of 2015 are low nickel and oil prices.
Nickel prices, which result in stainless steel surcharges, have fallen consistently during 2015 with nickel decreasing 13% during the first quarter of 2015 and 7% during the second quarter of 2015. Our inventory gains and losses are determined by a number of factors including sales mix and the holding period of particular products. As a consequence, there may not be a direct correlation between the direction of stainless steel surcharges and inventory profits or losses at a particular point in time. Our experience has been that over the course of a business cycle, this volatility has tended towards zero. Nickel prices are currently extremely low and it is management's opinion that they should be near the bottom of the cycle. If this prolonged drop in nickel prices turns in the second half of 2015, we will see a favorable effect on sales and profitability of our pipe manufacturing business.
Lower oil prices affect the demand for products from our storage tank and a portion of our carbon pipe distribution facilities. Should oil prices remain at or continue to fall below their current levels, sales for storage tanks and carbon pipe will be negatively affected in the remainder of 2015. New product lines in our storage tank and carbon pipe distribution operation may help to mitigate any declining sales in existing product lines.

The Metals Segment's business continues to be highly dependent on its customers' capital expenditures. Product inquiries have been slow, but are improving, with June's inquiries being stronger than what was experienced in the past six months. The applications where we see activity include natural gas, chemical and mining.
The storage tank backlog was $9,646,000 at July 4, 2015, $12,229,000 at January 3, 2015 and $11,843,000 at June 28, 2014.
The Specialty Chemicals Segment's sales should show improvement into the third and fourth quarters of 2015 when compared to the prior year as new business opportunities are being actively pursued. Multiple pending, large volume projects could have a major impact during the third and fourth quarters.
For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.
Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Statements included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures and exclude discontinued operations, inventory gain/(loss) due to changes in nickel prices, lower of cost or market inventory adjustment, Specialty's aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, Palmer earn-out adjustment, gain on excess death benefit and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to changes in nickel prices, lower of cost or market inventory adjustment, Specialty's aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, Palmer earn-out adjustment, gain on excess death benefit and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		SIX MONTHS ENDED
(unaudited)	Jul 4, 2015	Jun 28, 2014	Jul 4, 2015	Jun 28, 2014

Net sales from continuing operations
Metals Segment	$33,943,000	$35,832,000	$69,404,000	$69,193,000
Specialty Chemicals Segment	16,220,000	16,856,000	32,408,000	33,291,000
	$50,163,000	$52,688,000	$101,812,000	$102,484,000
Operating income from continuing operations
Metals Segment	$2,352,000	$4,118,000	$5,468,000	$7,159,000
Specialty Chemicals Segment	1,566,000	1,715,000	3,026,000	3,357,000
	3,918,000	5,833,000	8,494,000	10,516,000
Unallocated expenses
Corporate	1,246,000	1,056,000	2,266,000	1,954,000
Acquisition costs	5,000	—	445,000	(3,000)
Interest expense	297,000	262,000	657,000	528,000
Change in fair value of interest rate swap	(183,000)	176,000	(14,000)	294,000
Palmer earn-out adjustment	—	(3,476,000)	(2,483,000)	(3,476,000)
Business interruption insurance proceeds	(480,000)	—	(480,000)	—
Other income	(134,000)	—	(134,000)	—

Net income from continuing operations
before income taxes	3,167,000	7,815,000	8,237,000	11,219,000
Provision for income taxes	712,000	2,032,000	2,144,000	3,186,000

Net income from continuing operations	2,455,000	5,783,000	6,093,000	8,033,000
Loss from discontinued operations, net of tax (1)	—	(5,383,000)	—	(5,856,000)

Net income	$2,455,000	$400,000	$6,093,000	$2,177,000

Net income per common share from
continuing operations
Basic	$0.28	$0.66	$0.70	$0.92
Diluted	$0.28	$0.66	$0.70	$0.92

Net loss per common share from
discontinued operations	$—	$(0.62)	$—	$(0.67)
Basic	$—	$(0.62)	$—	$(0.67)
Diluted

Average shares outstanding
Basic	8,722,000	8,701,000	8,719,000	8,696,000
Diluted	8,735,000	8,711,000	8,735,000	8,705,000

Other data:
Adjusted EBITDA (2)	$6,977,000	$6,223,000	$13,737,000	$12,029,000
Backlog - storage tanks	$9,646,000	$11,843,000
(1) On June 27, 2014, the Company completed the planned closure of the Bristol Fabrication unit of Synalloy Fabrication, LLC ("Bristol Fab") and on August 29, 2014, the Company completed the sale of all of the issued and outstanding membership interests of its wholly-owned subsidiary, Ram-Fab, LLC, a South Carolina limited liability company ("Ram-Fab"), to a subsidiary of Primoris Services Corporation. All non-recurring costs associated with these dispositions have been included as discontinued operations in the 2014 consolidated financial statements as part of the Metals Segment.
(2) The term Adjusted EBITDA (earnings before discontinued operations, interest, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory gain/(loss) due to change in nickel prices, lower of cost or market inventory adjustment, aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, Palmer earn-out adjustment, gain on excess death benefit and retention costs) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net Income from Continuing Operations to Adjusted EBITDA

	THREE MONTHS ENDED		SIX MONTHS ENDED
(unaudited)	Jul 4, 2015	Jun 28, 2014	Jul 4, 2015	Jun 28, 2014

Consolidated
Net income from continuing operations	$2,455,000	$5,783,000	$6,093,000	$8,033,000
Adjustments:
Interest expense	297,000	262,000	657,000	528,000
Change in fair value of interest rate swap	(183,000)	176,000	(14,000)	294,000
Income taxes	712,000	2,032,000	2,144,000	3,186,000
Depreciation	1,194,000	957,000	2,387,000	1,908,000
Amortization	593,000	342,000	1,181,000	685,000
Inventory loss from change in nickel prices	2,322,000	60,000	3,117,000	697,000
Lower of cost or market inventory adjustment	127,000	(23,000)	172,000	(11,000)
Aged inventory adjustment	(580,000)	—	(190,000)	—
Acquisition costs	5,000	—	445,000	(3,000)
Shelf registration costs	6,000	23,000	16,000	23,000
Palmer earn-out adjustment	—	(3,476,000)	(2,483,000)	(3,476,000)
Gain on excess death benefit	(134,000)	—	(134,000)	—
Stock option / grant costs	129,000	87,000	271,000	165,000
Retention expense	34,000	—	75,000	—

Adjusted EBITDA	$6,977,000	$6,223,000	$13,737,000	$12,029,000
% sales	13.9%	11.8%	13.5%	11.7%

Adjusted EBITDA per share, diluted	$0.80	$0.71	$1.57	$1.38

Metals Segment
Net income from continuing operations	$2,352,000	$4,118,000	$5,468,000	$7,159,000
Adjustments:
Depreciation expense	770,000	691,000	1,542,000	1,385,000
Amortization expense	564,000	323,000	1,128,000	645,000
Inventory loss from change in nickel prices	2,322,000	60,000	3,117,000	697,000
Lower of cost or market inventory adjustment	127,000	(23,000)	172,000	(11,000)
Aged inventory adjustment	(580,000)	—	(190,000)	—
Stock option / grant costs	32,000	11,000	63,000	21,000
Retention expense	34,000	—	75,000	—

Metals Segment Adjusted EBITDA	$5,621,000	$5,180,000	$11,375,000	$9,896,000
% segment sales	16.6%	14.5%	16.4%	14.3%

Specialty Chemicals Segment
Net income	$1,566,000	$1,715,000	$3,026,000	$3,357,000
Adjustments:
Depreciation expense	402,000	245,000	804,000	479,000
Amortization expense	5,000	5,000	11,000	11,000
Stock option / grant costs	9,000	13,000	20,000	19,000

Specialty Chemicals Segment Adjusted EBITDA	$1,982,000	$1,978,000	3,861,000	3,866,000
% segment sales	12.2%	11.7%	11.9%	11.6%

Reconciliation of Net Income and Earnings Per Share to
Adjusted Net Income and Adjusted Earnings per Share

	THREE MONTHS ENDED		SIX MONTHS ENDED
(unaudited)	Jul 4, 2015	Jun 28, 2014	Jul 4, 2015	Jun 28, 2014

Income from continuing operations before
taxes, as reported	$3,167,000	$7,815,000	$8,237,000	$11,219,000

Adjustments:
Inventory loss from change in nickel prices	2,322,000	60,000	3,117,000	697,000
Lower of cost or market inventory adjustment	127,000	(23,000)	172,000	(11,000)
Aged inventory adjustment	(580,000)	—	(190,000)	—
Stock option / grant cost	129,000	87,000	271,000	165,000
Acquisition costs	5,000	—	445,000	(3,000)
Shelf registration costs	6,000	23,000	16,000	23,000
Palmer earn-out adjustment	—	(3,476,000)	(2,483,000)	(3,476,000)
Gain on excess death benefit	(134,000)	—	(134,000)	—
Retention expense	34,000	—	75,000	—

Adjusted income from continuing operations before
income taxes	5,076,000	4,486,000	9,526,000	8,614,000

Provision for income taxes at 34%	1,726,000	1,525,000	3,239,000	2,929,000

Adjusted net income from continuing operations	$3,350,000	$2,961,000	$6,287,000	$5,685,000

Average shares outstanding, as reported
Basic	8,722,000	8,701,000	8,719,000	8,696,000
Diluted	8,735,000	8,711,000	8,735,000	8,705,000

Adjusted net income from continuing operations
per common share
Basic	$0.38	$0.34	$0.72	$0.65
Diluted	$0.38	$0.34	$0.72	$0.65

Condensed Consolidated Balance Sheets
	Jul 4, 2015	Jan 3, 2015
	(unaudited)
Assets
Cash	$231,000	$27,000
Accounts receivable, net	25,766,000	29,230,000
Inventories	70,252,000	67,675,000
Sundry current assets	7,859,000	8,382,000
Total current assets	104,108,000	105,314,000

Property, plant and equipment, net	40,346,000	39,937,000
Goodwill	18,513,000	23,250,000
Intangible asset, net	15,874,000	17,002,000
Other assets	1,966,000	2,346,000

Total assets	$180,807,000	$187,849,000

Liabilities and Shareholders' Equity
Accounts payable	$11,997,000	$21,388,000
Accrued expenses	9,285,000	10,150,000
Current portion of long-term debt	4,534,000	4,534,000
Current portion of contingent consideration	—	4,660,000
Total current liabilities	25,816,000	40,732,000

Long-term debt	29,368,000	27,255,000
Long-term contingent consideration	2,396,000	2,597,000
Other long-term liabilities	7,270,000	7,811,000
Shareholders' equity	115,957,000	109,454,000

Total liabilities and shareholders' equity	$180,807,000	$187,849,000